EXHIBIT 22

                    SUBSIDIARIES OF WELLINGTON HALL, LIMITED

         Name of Subsidiary                        Jurisdiction of Incorporation
         ------------------                        -----------------------------

1.       Wellington Hall Caribbean Corporation     North Carolina

2.       Muebles Wellington Hall, S.A.             Honduras, Central America

Both of the above-listed subsidiaries do business under their full corporate names.